Exhibit 99.1

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION
REPORTS THIRD QUARTER 2013 RESULTS

Bethpage, N.Y., November 8, 2013 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the third quarter ended September 30, 2013.1

Third quarter consolidated net revenues increased 1.8% to $1.568 billion, consolidated adjusted operating cash flow (“AOCF”)2 decreased 4.0% to $441.1 million and consolidated operating income increased 3.6% to $225.4 million, all compared with the prior year period.

Operating highlights for the third quarter 2013 include:

•	Average Monthly Revenue per Video Customer (“RPS”) of $164.61, an increase of $8.38 or 5.4%, compared with the prior year period.
•	Cable advertising revenue growth of 8.8%, compared to the prior year period.
•	Year to date Consolidated Free Cash Flow from Continuing Operations[2] of $77.3 million.

Cablevision President and CEO James L. Dolan said, “Cablevision continues to enhance the overall Optimum experience for our customers with improved products and a superior level of service.  At the same time, we have taken a number of steps to improve our financial performance and strengthen our balance sheet.  We expect that the investments we are making in the business will yield results as we move forward."

1.	Financial results of Bresnan Broadband Holdings, LLC (Bresnan Cable) and substantially all of Clearview Cinemas (Clearview) are reflected in the Company’s consolidated financial statements as discontinued operations for all periods presented.
2.	See definition of AOCF and Consolidated Free Cash Flow from Continuing Operations included in the discussion of non-GAAP financial measures on page 4 of this earnings release.

Telecommunications Services – Cable Television and Lightpath
Telecommunications Services includes Cable Television – Cablevision’s video, high-speed data, and voice residential and commercial services offered over its cable infrastructure – and Lightpath, a provider of integrated business communications solutions for larger companies.

Telecommunications Services net revenues for the third quarter 2013 increased 1.8% to $1.486 billion, AOCF decreased 4.5% to $486.2 million and operating income decreased 5.7% to $272.5 million, all compared with the prior year period.  Third quarter 2012 results included a $12.0 million favorable settlement with a voice carrier.  If excluded, consolidated net revenues would have increased 2.7%, AOCF would have decreased 2.2% and operating income would have decreased 1.6%, all compared to the prior year period.

Cable Television
Cable Television third quarter 2013 net revenues increased 1.8% to $1.407 billion principally due to higher data rates, higher video revenues and increased advertising revenues, compared to the prior year period.  AOCF decreased 5.4% to $447.7 million and operating income decreased 7.2% to $255.8 million, all compared with the prior year period.  Third quarter 2013 AOCF results reflect higher operating expenses, primarily programming and other costs.  Excluding the favorable settlement with a voice carrier mentioned above, consolidated net revenues would have increased 2.7%, AOCF would have decreased 2.9% and operating income would have decreased 3.1%, all compared to the prior year period.

The following table illustrates the change in the Cable Television customer base during the third quarter of 2013:

Customer Data
(rounded to nearest thousand)

	Total June 30, 2013	Net Gain/(Loss)	Total September 30, 2013

Total Customers(a)	3,224	(29)	3,195

Video	2,868	(37)	2,831
High-Speed Data	2,787	(13)	2,774
Voice Customers	2,290	(18)	2,272

Serviceable Passings	5,004	9	5,013

(a)	Total customers are defined as the number of households/businesses that receive at least one of the Company's services.

Lightpath
For third quarter 2013, Lightpath net revenues increased 1.7% to $82.7 million, AOCF increased 7.2% to $38.6 million and operating income increased 27.0% to $16.6 million, each as compared with the prior year period.  Third quarter results reflect an increase in revenue from Ethernet services versus the prior year period and a higher overall gross margin.

Other
Other primarily consists of Newsday, News 12 Networks, MSG Varsity, Cablevision Media Sales Corporation and certain other businesses and unallocated corporate costs.

Third quarter 2013 net revenues increased 2.0% to $87.6 million, AOCF deficit decreased by 9.2% to a deficit of $45.1 million and operating loss decreased 33.9% to a loss of $47.0 million, all compared with the prior year period.  Third quarter AOCF results principally reflect lower operating costs as a result of reduced activity at MSG Varsity.  The improvement in operating loss reflects lower depreciation expense, primarily due to a $13.2 million adjustment related to prior periods.

Other Matters
On November 6, 2013, the Board of Directors of Cablevision declared a quarterly dividend of $0.15 per share on each outstanding share of both its Cablevision NY Group Class A Stock and its Cablevision NY Group Class B Stock.  This quarterly dividend is payable on December 13, 2013 to shareholders of record at the close of business on November 22, 2013.

There were no repurchases of stock during the third quarter of 2013.  As of September 30, 2013, the Company had approximately $455 million available under its stock repurchase authorizations.

Non-GAAP Financial Measures
We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense or benefit and restructuring charges or credits.  Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items.  We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of fluctuating stock prices in the case of stock appreciation rights and, in the case of restricted shares, restricted stock units and stock options, the expense associated with an award that is not expected to be made in cash.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure.  We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis.  AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry.  Internally, we use net revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators.  AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles ("GAAP").  Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.  For a reconciliation of AOCF to operating income (loss), please see page 6 of this release.

We define Consolidated Free Cash Flow from Continuing Operations (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash from operating activities (continuing operations) plus any excess tax benefit related to share-based awards less capital expenditures (continuing operations), all of which are reported in our Consolidated Statement of Cash Flows.  Net cash from operating activities excludes net cash from operating activities of our discontinued operations.  We believe the most comparable GAAP financial measure of our liquidity is net cash from operating activities.  We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment and other discretionary and non-discretionary cash uses.  It is also one of several indicators of our ability to make investments and/or return capital to our shareholders.  We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

COMPANY DESCRIPTION
Cablevision Systems Corporation (NYSE: CVC) is a leading media and telecommunications company, serving millions of households and businesses throughout the greater New York area.  Providing quality products that keep customers connected, Cablevision offers Optimum-branded digital cable television, high-speed Internet and phone services as well as Optimum WiFi, the nation's most robust wireless Internet network.  Cablevision’s Lightpath subsidiary is a premier provider of integrated business communications solutions for larger companies.  Through its local media and programming properties – News 12 Networks, Newsday Media Group and MSG Varsity – Cablevision also delivers news and information created specifically for the communities it serves.  Additional information about Cablevision is available at www.cablevision.com.

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industries in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein.  The company disclaims any obligation to update any forward-looking statements contained herein.

Contacts:	Charles Schueler	Bret Richter
	Executive Vice President	Senior Vice President
	Media and Community Relations	Financial Strategy & Development
	(516) 803-1013	(516) 803-2270

Cablevision’s Website:  www.cablevision.com
The conference call will be webcast live today at 10:00 a.m. ET
Conference call dial-in number is (888) 694-4641/ Conference ID Number 86198464/ Conference call replay number (855) 859-2056/ Conference ID Number 86198464 until November 15, 2013

CABLEVISION SYSTEMS CORPORATION
CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013(a)	2012(a)	2013(a)	2012(a)

Revenues, net	$1,567,837	$1,539,515	$4,648,684	$4,616,563

Adjusted operating cash flow	441,140	459,326	1,228,142	1,430,677
Share-based compensation expense	(12,252)	(13,519)	(40,544)	(37,259)
Restructuring credit (expense)	(56)	(330)	582	61
Operating income before depreciation and amortization	428,832	445,477	1,188,180	1,393,479
Depreciation and amortization (including impairments)	203,405	227,814	657,603	655,350
Operating income	225,427	217,663	530,577	738,129
Other income (expense):
Interest expense, net	(145,275)	(168,005)	(457,862)	(501,435)
Gain on investments, net	70,222	81,619	166,891	259,057
Loss on equity derivative contracts, net	(40,750)	(57,082)	(93,260)	(184,413)
Loss on interest rate swap contracts, net	-	-	-	(1,828)
Loss on extinguishment of debt and write-off of deferred financing costs, net	(16,509)	(61,052)	(23,146)	(61,052)
Miscellaneous, net	805	474	1,673	1,278
Income from continuing operations before income taxes	93,920	13,617	124,873	249,736
Income tax expense	(34,172)	(9,905)	(44,036)	(101,544)
Income from continuing operations	59,748	3,712	80,837	148,192
Income (loss) from discontinued operations, net of income taxes	235,286	(7,576)	333,516	(31,163)
Net income (loss)	295,034	(3,864)	414,353	117,029
Net loss (income) attributable to noncontrolling interests	(433)	73	(534)	(44)
Net income (loss) attributable to Cablevision Systems Corporation stockholders	$294,601	$(3,791)	$413,819	$116,985

Basic net income (loss) per share attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations	$0.23	$0.01	$0.31	$0.56
Income (loss) from discontinued operations	$0.90	$(0.03)	$1.28	$(0.12)
Net income (loss)	$1.13	$(0.01)	$1.59	$0.44
Basic weighted average common shares (in thousands)	261,287	259,905	260,473	263,570

Diluted net income (loss) per share attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations	$0.22	$0.01	$0.30	$0.55
Income (loss) from discontinued operations	$0.88	$(0.03)	$1.26	$(0.12)
Net income (loss)	$1.10	$(0.01)	$1.56	$0.44
Diluted weighted average common shares (in thousands)	267,558	264,636	265,487	268,704

Amounts attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations, net of income taxes	$59,315	$3,785	$80,303	$148,148
Income (loss) from discontinued operations, net of income taxes	235,286	(7,576)	333,516	(31,163)
Net income (loss)	$294,601	$(3,791)	$413,819	$116,985

(a)	Operating results of Bresnan Cable and Clearview have been reflected in discontinued operations for all periods presented.

CABLEVISION SYSTEMS CORPORATION
CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION (Cont’d)
(Dollars in thousands, except per share data)
(Unaudited)

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO
OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow included in this earnings release:

•	Depreciation and amortization (including impairments). This adjustment eliminates depreciation and amortization and impairments of long-lived assets in all periods.
•	Restructuring credit (expense). This adjustment eliminates the expense or credit associated with restructuring activities related to the elimination of positions, facility realignment, asset impairments and other related activities in all periods.
•	Share-based compensation benefit (expense). This adjustment eliminates the compensation benefit (expense) relating to stock options, stock appreciation rights, restricted stock, and restricted stock units granted under our employee stock plans and non-employee director plans in all periods.

CONSOLIDATED FREE CASH FLOW FROM CONTINUING OPERATIONS(a)

	Nine Months Ended September 30,
	2013(b)	2012(b)

Net cash provided by operating activities(c)	$813,593	$890,763
Add: excess tax benefit related to share-based awards	4,682	-
Less: capital expenditures(d)	(740,944)	(742,232)
Consolidated free cash flow from continuing operations	$77,331	$148,531

(a)	See Non-GAAP Financial Measures on page 4 of this release for a definition and discussion of Free Cash Flow from Continuing Operations.
(b)	Operating results of Bresnan Cable and Clearview have been reflected in discontinued operations for all periods presented.
(c)	The level of net cash provided by operating activities will continue to depend on a number of variables in addition to our operating performance, including the amount and timing of our interest payments and other working capital items.
(d)	See page 12 of this release for additional details relating to capital expenditures.

CABLEVISION SYSTEMS CORPORATION
CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS
(Dollars in thousands)
(Unaudited)

REVENUES, NET

	Three Months Ended September 30,		%
	2013(a)	2012(a)	Change

Cable Television	$1,406,963	$1,382,027	1.8%
Lightpath	82,651	81,273	1.7%
Eliminations(b)	(4,100)	(4,570)	10.3%
Telecommunications	1,485,514	1,458,730	1.8%
Other(c)	87,624	85,915	2.0%
Eliminations(d)	(5,301)	(5,130)	(3.3)%
Total Cablevision	$1,567,837	$1,539,515	1.8%

	Nine Months Ended September 30,		%
	2013(a)	2012(a)	Change

Cable Television	$4,165,152	$4,137,744	0.7%
Lightpath	247,596	241,942	2.3%
Eliminations(b)	(13,365)	(14,490)	7.8%
Telecommunications	4,399,383	4,365,196	0.8%
Other(c)	265,063	267,349	(0.9)%
Eliminations(d)	(15,762)	(15,982)	1.4%
Total Cablevision	$4,648,684	$4,616,563	0.7%

(a)	Net revenues of Bresnan Cable and Clearview have been reflected in discontinued operations for all periods presented as applicable.
(b)	Represents intra-segment revenues.
(c)	Represents revenues of Newsday, News 12 Networks, Cablevision Media Sales Corp., and certain other entities.
(d)	Represents inter-segment revenues.

CABLEVISION SYSTEMS CORPORATION
CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS (Cont’d)
(Dollars in thousands)
(Unaudited)

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended September 30,		%	Three Months Ended September 30,		%
	2013(a)	2012(a)	Change	2013(a)	2012(a)	Change

Cable Television	$447,674	$473,005	(5.4)%	$255,840	$275,718	(7.2)%
Lightpath	38,566	35,968	7.2%	16,633	13,099	27.0%
Telecommunications	486,240	508,973	(4.5)%	272,473	288,817	(5.7)%
Other(b)	(45,100)	(49,647)	9.2%	(47,046)	(71,154)	33.9%
Total Cablevision	$441,140	$459,326	(4.0)%	$225,427	$217,663	3.6%

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Nine Months Ended September 30,		%	Nine Months Ended September 30,		%
	2013(a)	2012(a)	Change	2013(a)	2012(a)	Change

Cable Television	$1,277,223	$1,473,758	(13.3)%	$692,584	$908,873	(23.8)%
Lightpath	109,186	103,147	5.9%	42,141	34,717	21.4%
Telecommunications	1,386,409	1,576,905	(12.1)%	734,725	943,590	(22.1)%
Other(b)	(158,267)	(146,228)	(8.2)%	(204,148)	(205,461)	0.6%
Total Cablevision	$1,228,142	$1,430,677	(14.2)%	$530,577	$738,129	(28.1)%

(a)	Operating results of Bresnan Cable and Clearview have been reflected in discontinued operations for all periods presented as applicable.
(b)	Includes unallocated corporate general and administrative costs and the operating results of Newsday, News 12 Networks, MSG Varsity, Cablevision Media Sales Corp., and certain other items. In addition, amounts include costs historically allocated to Bresnan Cable and Clearview that were not eliminated as a result of the Bresnan Cable and Clearview sales.

CABLEVISION SYSTEMS CORPORATION
SUMMARY OF CABLE TELEVISION OPERATING STATISTICS
(Unaudited)

CABLE TELEVISION	September 30, 2013	June 30, 2013(a)(b)	September 30, 2012(a)

(in thousands)
Total Customers(c)	3,195	3,224	3,273
Video Customers	2,831	2,868	2,943
High-Speed Data Customers	2,774	2,787	2,775
Voice Customers	2,272	2,290	2,275

Serviceable Passings (in thousands)(d)	5,013	5,004	4,964

Penetration
Total Customers to Serviceable Passings	63.7%	64.4%	65.9%
Video Customers to Serviceable Passings	56.5%	57.3%	59.3%
High-Speed Data Customers to Serviceable Passings	55.3%	55.7%	55.9%
Voice Customers to Serviceable Passings	45.3%	45.8%	45.8%

Revenues for the three months ended (dollars in millions)

Video(e)	$797	$793	$792
High-Speed Data	336	338	308
Voice	210	211	221
Advertising	40	37	37
Other(f)	24	23	24
Total Cable Television Revenue	$1,407	$1,402	$1,382

Average Monthly Cable Television Revenue per Customer (“RPC”)(g)	$146.11	$144.74	$140.72
Average Monthly Cable Television Revenue per Video Customer (“RPS”)(h)	$164.61	$162.42	$156.23

(a)	Operating results of Bresnan Cable have been reflected in discontinued operations for all periods presented as applicable.
(b)	Amounts exclude customers located in the areas most severely impacted by Superstorm Sandy who we were unable to contact and those whose billing we decided to suspend temporarily during restoration of their homes. As of June 30, 2013 these customers represented approximately 2 thousand total customers, video, high-speed data and voice, respectively.
(c)	Represents the number of households/businesses that receive at least one of the Company's services.
(d)	Includes residential and commercial passings.
(e)	Includes equipment rental, DVR, video-on-demand and pay-per-view revenue.
(f)	Includes installation revenue, home shopping, advertising sales commissions and other product offerings.
(g)	RPC is calculated by dividing average monthly cable television GAAP revenue for the quarter by the average number of total customers for the quarter.
(h)	RPS is calculated by dividing average monthly cable television GAAP revenue for the quarter by the average number of video customers for the quarter.

CABLEVISION SYSTEMS CORPORATION
CAPITALIZATION AND LEVERAGE
(Dollars in thousands)
(Unaudited)

CAPITALIZATION

September 30, 2013

Cash and cash equivalents	$824,298

Credit facility debt	$3,931,618
Senior notes and debentures	5,175,437
Collateralized indebtedness	748,445
Capital lease obligations and other	39,806
Debt	$9,895,306

LEVERAGE

Debt	$9,895,306
Less: Collateralized indebtedness of unrestricted subsidiaries(a)	748,445
Cash and cash equivalents	824,298
Net debt	$8,322,563

	Leverage Ratios(b)
Consolidated net debt to AOCF leverage ratio(a)(c)	4.7	x
Restricted Group leverage ratio (Credit Facility Test)(d)(e)	3.2	x
CSC Holdings notes and debentures leverage ratio(e)(f)	3.5	x
Cablevision senior notes leverage ratio(e)(g)	5.6	x

(a)	Collateralized indebtedness is excluded from the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the Company's only obligation at maturity is to deliver, at its option, the stock or its cash equivalent.
(b)	Leverage ratios are based on face amount of outstanding debt.
(c)	AOCF is annualized based on the third quarter 2013 results, as reported.
(d)	Reflects the net debt to cash flow ratio as defined in the CSC Holdings’ credit facility debt agreement (which excludes approximately $2.9 billion of Cablevision’s senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries which are primarily comprised of Newsday). The annualized AOCF (as defined) used in the Restricted Group leverage ratio was $1.846 billion.
(e)	Includes CSC Holdings’ guarantee of Newsday LLC’s $640 million senior secured credit facility.
(f)	Reflects the debt to cash flow ratio applicable under CSC Holdings’ senior notes and debentures indentures (which excludes approximately $2.9 billion of Cablevision’s senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries which are primarily comprised of Newsday). The annualized AOCF (as defined) used in the CSC Holdings notes and debentures leverage ratio was $1.797 billion.
(g)	Adjusts the debt to cash flow ratio as calculated under the CSC Holdings notes and debentures leverage ratio to include approximately $2.9 billion of Cablevision’s senior notes plus $754 million of Cablevision’s senior notes that were contributed to Newsday Holdings LLC.

CABLEVISION SYSTEMS CORPORATION
CAPITAL EXPENDITURES
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,
	2013	2012(a)
CAPITAL EXPENDITURES

Consumer premise equipment	$48,894	$100,046
Scalable infrastructure	111,398	81,635
Line extensions	7,451	7,149
Upgrade/rebuild	9,470	4,726
Support	32,011	53,904
Total Cable Television	209,224	247,460
Lightpath	29,211	21,704
Total Telecommunications	238,435	269,164
Other(b)	6,659	8,645
Total Cablevision	$245,094	$277,809

	Nine Months Ended September 30,
	2013(a)	2012(a)
CAPITAL EXPENDITURES

Consumer premise equipment	$210,981	$234,961
Scalable infrastructure	242,579	239,245
Line extensions	21,401	23,229
Upgrade/rebuild	26,467	13,824
Support	129,163	128,374
Total Cable Television	630,591	639,633
Lightpath	81,949	70,579
Total Telecommunications	712,540	710,212
Other(b)	28,404	32,020
Total Cablevision	$740,944	$742,232

(a)	Capital expenditures for Bresnan Cable and Clearview have been reflected in discontinued operations.
(b)	Other primarily includes Newsday, News 12 Networks, MSG Varsity, Cablevision Media Sales Corporation and Corporate.